                                   (HTC LOGO)

                            HICKORY TECH CORPORATION
                             221 EAST HICKORY STREET
                                  P.O. BOX 3248
                             MANKATO, MN  56002-3248

                            NOTICE OF ANNUAL MEETING
                           OF SHAREHOLDERS TO BE HELD
                             MONDAY, APRIL 14, 1997

The Annual Meeting of the Shareholders of Hickory Tech Corporation, a Minnesota corporation (the "Company"), will be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 14, 1997, at 2:00 p.m., Mankato time, for the following purposes:

     1. To elect two directors to serve for ensuing three-year terms;
     2. To confirm the Board of Directors' selection of Olsen Thielen & Co., Ltd. as the Company's auditors for 1997; and
     3. To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on Friday, March 7, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment hereof.

                                             BY ORDER OF THE
                                             BOARD OF DIRECTORS
                                             HICKORY TECH CORPORATION

                                             /s/ David A. Christensen
                                             David A. Christensen, Secretary
Mankato, Minnesota
March 18, 1997

                                    IMPORTANT

IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE VOTE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY, USING FOR THAT PURPOSE THE ACCOMPANYING ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU ARE URGED TO SIGN AND RETURN YOUR PROXY WITHOUT DELAY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING.

ADDITIONAL COPIES OF THIS NOTICE, THE RELATED PROXY STATEMENT AND ADDITIONAL PROXY FORMS MAY BE OBTAINED FROM THE SECRETARY, HICKORY TECH CORPORATION, 221 EAST HICKORY STREET, P.O. BOX 3248, MANKATO, MINNESOTA 56002-3248. TELEPHONE NUMBER (507) 387-3355 OR (800) 326-5789.

                            HICKORY TECH CORPORATION
                             221 EAST HICKORY STREET
                                  P.O. BOX 3248
                             MANKATO, MN  56002-3248

                                 MARCH 18, 1997

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD MONDAY, APRIL 14, 1997


                                  SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hickory Tech Corporation, a Minnesota corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 14, 1997, at 2:00 p.m. (Mankato time) or at any adjournment thereof. All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 18, 1997.

                              REVOCABILITY OF PROXY

A shareholder's proxy may be revoked by a shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with the Company's secretary, or by voting in person at the meeting.

                              FINANCIAL STATEMENTS

The Annual Report for the Company for the calendar year 1996, including financial statements, is separately enclosed in the envelope with this proxy statement.

                                     VOTING

Each shareholder of record at the close of business on March 7, 1997, is entitled to one vote for each share of common stock held. As of that date, 4,665,946 shares were outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the proxy card. For each share held, shareholders may cast one vote for each of two directorships to be filled at this meeting. If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.

Abstentions and broker non-votes will be counted as present or represented at the meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome on any such matter. A majority of the shares present or represented at the meeting is required for approval of the proposals.

                       ITEMS REQUIRING YOUR CONSIDERATION

THE FOLLOWING TWO ITEMS IN THIS PROXY STATEMENT REQUIRE YOUR CONSIDERATION AND
APPROVAL:

1.   ELECTION OF TWO DIRECTORS FOR THREE-YEAR TERMS.  SEE PAGE 3.
2. CONFIRMATION OF THE SELECTION OF OLSEN THIELEN & CO., LTD. AS THE COMPANY'S AUDITORS FOR 1997. SEE PAGE 13.

               TWO DIRECTORS WILL BE ELECTED AT THE ANNUAL MEETING
                              FOR THREE-YEAR TERMS.

The terms of directors Lyle T. Bosacker and Brett M. Taylor, Jr. expire this year and they are nominees. The Board of Directors is in the process of searching for a candidate for a previously vacated directorship and does not have a nominee at this time. Proxies may not be voted for more than two nominees.



                        MEMBERS OF THE BOARD AND NOMINEES

ROBERT D. ALTON, JR. has served as a director since 1993. His present term expires in 1999. Mr. Alton became President and Chief Executive Officer of the Company in 1993. Mr. Alton, age 48, is the former President of Telephone Operations of Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years.

LYLE T. BOSACKER has served as a director since 1988. His present term expires this year and he is a nominee. Mr. Bosacker, age 54, is a management consultant and President of CEO Advisors, Inc. Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

ROBERT K. ELSE has served as a director since 1990. His present term expires in 1999. Mr. Else, age 61, has been the President of EI Microcircuits, Inc. in Mankato, Minnesota, since 1984. EI Microcircuits manufactures and assembles electronic circuit boards.

JAMES H. HOLDREGE has served as a director since 1992. His present term expires in 1998. Mr. Holdrege, age 58, has been the General Manager of KATO Engineering Division, Reliance Electric Co. since 1984. KATO Engineering is a manufacturer of synchronous generators, power conditioning equipment and associated controls.

LYLE G. JACOBSON has served as a director since 1989. His present term expires in 1998. Mr. Jacobson, age 55, has been the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota, since 1985. Katolight Corporation is a manufacturer of emergency generator sets and generator controls.

R. WYNN KEARNEY, JR. has served as a director since 1993. His present term expires in 1999. Dr. Kearney, age 53, has been in private practice with the Orthopaedic & Fracture Clinic, P.A., in Mankato, Minnesota, since 1972 and is President-elect of the Minnesota Orthopaedic Society. Dr. Kearney, a minority owner of the Minnesota Timberwolves, presently serves as President of the Mankato State University Foundation. Dr. Kearney is also a director of Exactech, Inc. of Gainesville, Florida.

STARR J. KIRKLIN has served as a director since 1989. His present term expires in 1998. Mr. Kirklin, age 60, retired from First Bank System, Inc. in February of 1996. Mr. Kirklin is now employed as Director of Development for Mankato State University.

BRETT M. TAYLOR, JR. has served as a director since 1970. His present term expires this year and he is a nominee. Mr. Taylor, age 67, is the retired Chairman of Brett's Department Stores, Co. and previously served as its President from 1971 to 1987.

                        SECURITY OWNERSHIP OF MANAGEMENT

Directors, nominees and named executive officers of the Company own the following securities of the Company:

NAME OF                                  AMOUNT & NATURE OF        PERCENT OF
BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP      COMMON STOCK
----------------------------------------------------------------------------

Robert D. Alton, Jr.                         13,317 (a)                 *

Lyle T. Bosacker                             118,756 (b)              2.5%

Robert K. Else                                  2,858                   *

James H. Holdrege                               1,108                   *

Lyle G. Jacobson                              7,696 (c)                 *

R. Wynn Kearney, Jr.                         22,311 (d)                 *

Starr J. Kirklin                                1,258                   *

Brett M. Taylor, Jr.                         28,778 (e)                 *

Thomas R. Borchert                            5,888 (a)                 *

David A. Christensen                          4,450 (a)                 *

David H. Rowley                               3,914 (f)                 *

Bruce H. Malmgren                                164                    *


 All of the above and other executive
  officers as a group (14 persons)             211,737                4.5%

  * Less than 1%

  (a) Includes shares which may be acquired within 60 days after March 18, 1997 through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Alton, 7,455; Mr. Borchert, 3,832; and Mr. Christensen, 3,012.

  (b)  Includes 113,702 shares held by Mrs. Bosacker.

  (c)  Includes 6,588 shares held by Mrs. Jacobson.

  (d)  Includes 3,306 shares held in a Profit Sharing Trust.

  (e) Includes 16,962 shares held in a partnership, 11,816 shares in a trust for which Mr. Taylor is co-trustee.

  (f)  Includes 3,614 shares held in a family trust.

                            OTHER EXECUTIVE OFFICERS

JON L. ANDERSON, age 44, has served as a Vice President since 1995. Mr. Anderson has served as President of Collins Communications Systems Co. since 1994 and was its Vice President and General Manager from 1991 to 1994.

DAVID A. CHRISTENSEN, age 44, has served as Secretary since 1993, Vice President and Chief Financial Officer since 1989, and Treasurer since 1986.

THOMAS R. BORCHERT, age 60, has served as Vice President since 1986. Mr. Borchert has served as President of Mankato Citizens Telephone Company since 1984.

MARY T. JACOBS, age 39, has served as a Vice President since 1996 and has been the Director of Human Resources since 1993. Ms. Jacobs was the Director of Human Resources at Pueringer/Multifoods from 1991 to 1993. Pueringer/Multifoods is a food service distributor.

BRUCE H. MALMGREN, age 52, has served as a Vice President of the Company and as President of Computoservice, Inc. since 1995. Mr. Malmgren was Senior Vice President of Sales and Marketing and National Sales Manager for Dataserv, Inc. from 1992 to 1995. Dataserv, Inc. provides technical services for commercial personal computer systems. From 1990 to 1992, Mr. Malmgren was Vice President of Sales and Marketing for Facility Systems, Inc., a provider of business furniture and design systems. Prior to this, beginning in 1968, Mr. Malmgren held various sales and managerial positions in Xerox Corporation.

DAVID H. ROWLEY, age 56, has served as a Vice President since 1995 and President of Digital Techniques, Inc. since 1993. Mr. Rowley served as an Assistant Vice President for GTE Corp from 1991 to 1993. GTE Corp provides local and long distance telephone services.


There are no present family relationships between the executive officers, nor between the executive officers and the directors.

                       REMUNERATION OF EXECUTIVE OFFICERS

The remuneration paid or accrued to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose aggregate remuneration exceeded $100,000 in 1996 is as follows:

                                             SUMMARY COMPENSATION TABLE

                                                                 Long Term Compensation
                                       Annual Compensation                Awards
                                       -------------------       ------------------------
                                                                 Restricted    Securities      All
Name and                                                           Stock       Underlying     Other
Principal                                                          Awards       Options/   Compensation
Position                  Year      Salary ($)     Bonus($)(2)      ($)        SARs (#)       ($)
---------                 ----      ----------     -----------   --------      ---------   ------------
ROBERT D. ALTON, JR.      1996      $213,050(1)     $110,530     $60,000(4)     5,400       $7,923 (5)
Director, Chairman,       1995      $205,800(1)     $113,740     $41,145(4)     3,486       $8,625 (5)
President and Chief       1994      $194,775(1)     $ 87,990     $39,567(3)     3,092       $8,295 (5)
Executive Officer


THOMAS R. BORCHERT        1996      $153,800        $84,956      $21,000(4)     2,000       $8,389 (5)
Vice President            1995      $147,900        $83,182      $20,670(4)     1,754       $8,177 (5)
                          1994      $142,200        $62,237      $19,893(3)     1,580       $7,880 (5)

DAVID A. CHRISTENSEN      1996      $122,900        $57,135      $ 9,000(4)       800       $7,211 (5)
Vice President,           1995      $118,500        $51,139      $16,250(4)     1,405       $6,511 (5)
Chief Financial           1994      $112,000        $39,959      $15,614(3)     1,244       $1,492 (5)
Officer, Secretary
and Treasurer

BRUCE H. MALMGREN         1996      $119,600        $64,314      $12,000(4)       800       $ 3,561 (6)
Vice President            1995      $110,100        $ N/A           N/A           N/A          N/A

DAVID H. ROWLEY           1996      $110,000        $47,737      $12,000(4)     1,000       $15,488 (6)
Vice President            1995      $104,500        $64,333         N/A           N/A          N/A


(1) Includes deferred compensation of $9,275 in 1994, $9,800 in 1995 and $10,145 in 1996 pursuant to a Supplemental Retirement Agreement with the Company. Each year Mr. Alton accrues benefits equal to five percent (5%) of his base salary. This accumulation of benefits will occur for a maximum of ten (10) years of service commencing January 1, 1993. Benefits are paid upon termination of employment commencing on the earlier of Mr. Alton's 62nd birthday or his date of death.

(2) The Company and its subsidiaries have an Executive Incentive Plan whereby key executives may receive additional compensation based on annual performance and set goals of the Company, its subsidiaries and the individual executive. In addition to cash compensation, each executive receives a performance award equal to one-half of the cash compensation. The cash award and performance award credit are shown in this column. The performance award is credited to the executive's performance account. The performance account is annually credited with interest equal to the rate for a ten year Treasury Bond. One-fourth of the performance account is vested immediately and an additional one-fourth vests each of the succeeding three years.

(3) Awards actually granted under the Company's 1994 Stock Award Programs and distributed to participants in 1997.

(4) Restricted Stock Awards under the Company's 1995 and 1996 Stock Award Programs will only be issued, if the Company and its subsidiaries achieve established goals of pre-tax net income growth for the three (3) year periods ending December 31, 1997 and December 31, 1998, respectively. Certain assumptions have been made in estimating the amount of compensation associated with the Restricted Stock Awards. These assumptions include: a 4% compound annual growth rate in salaries for the individuals in the Programs, that all financial targets are met, and that the Committee approves a 100% payout of the awards to each participant. The awards will be paid in stock of the Company, not in cash. See the LTIP table and associated footnotes on page 9.

(5) Employer contributions to 401(k) Plans.

(6) Includes $6,600 contribution to 401(k) Plan and $8,888 in discretionary Stock Award in 1996 under the Company's Stock Award Plan for Mr. Rowley, and $598 contribution to 401(k) Plan and $2,963 in discretionary Stock Award in 1996 under the Company's Stock Award Plan for Mr. Malmgren.

                                   OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                           ANNUAL RATES OF STOCK PRICE APPRECIATION
                          INDIVIDUAL GRANTS                                          FOR OPTION TERM ($)
                ---------------------------------------------------------       --------------------------
                             % OF TOTAL
                               OPTIONS
                OPTIONS       GRANTED TO      EXERCISE
                GRANTED     EMPLOYEES IN       PRICE        EXPIRATION
NAME             # (1)      FISCAL YEAR       ($/SHARE)        DATE            5%(2)          10%(2)
----            -------     ------------      ---------     ------------      -------       --------
Alton             5,400         49.1%           $28.125     May 31, 2006      $95,580       $242,325
Anderson          1,000          9.1%           $28.125     May 31, 2006      $17,700        $44,875
Borchert          2,000         18.1%           $28.125     May 31, 2006      $35,400        $89,750
Christensen         800          7.3%           $28.125     May 31, 2006      $14,160        $35,900
Malmgren            800          7.3%           $28.125     May 31, 2006      $14,160        $35,900
Rowley            1,000          9.1%           $28.125     May 31, 2006      $17,700        $44,875


(1) The options were granted at the fair market value of the shares on May 31, 1996. The options may be exercised for one-third (1/3) of the shares after May 31, 1997, one-third (1/3) of the shares after May 31, 1998, and one-third (1/3) of the shares after May 31, 1999. All options expire on May 31, 2006 and in the event the optionee is no longer employed by the Company. All options vest upon the occurrence of an Event (as described in the 1993 Stock Award Plan). Shares acquired by the optionees are subject to rights of repurchase by the Company in the event the optionee terminates employment with the Company or wishes to transfer the shares.

(2) The exercise price was compounded at 5% and 10% over the ten (10) year term of the options. The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation.


                          FISCAL YEAR-END OPTION VALUES

                    NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                    UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                      OPTIONS AT FY-END                      AT FY-END
NAME                          (#)                             ($) (1)
----          -------------------------------          --------------------

               EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE(1)
               -----------     -------------    -----------    -------------

Alton              6,425           8,754               $0              $0
Anderson               0           1,000               $0              $0
Borchert           3,306           3,695               $0              $0
Christensen        2,598           2,150               $0              $0
Malmgren               0             800               $0              $0
Rowley                 0           1,000               $0              $0

(1) Value of unexercised options equals fair market value of shares underlying in-the-money options at December 31, 1996 ($27.00), less the exercise price times the number of in-the-money options outstanding.

                            LONG TERM INCENTIVE PLANS
                            AWARDS IN LAST FISCAL YEAR

Stock Award Programs (the "Programs") were implemented in 1993, 1994, 1995 and 1996 pursuant to the terms of the Company's 1993 Stock Award Plan. This Plan was approved by the shareholders in 1993 and since amended. Each Program established a pool of shares that may be issued to the executives of the Company contingent upon achievement of performance objectives over a three year period. The objectives are based on compound annual increases in the earnings of the Company and its subsidiaries. The restricted shares established in the 1994 Stock Award Program were distributed to the participants in February of 1997.

                                                                   ESTIMATED FUTURE PAYOUTS
                           NUMBER OF        PERFORMANCE           UNDER NON-STOCK PRICE-BASED PLANS(1)
                         SHARES, UNITS    OR OTHER PERIOD         ------------------------------------
                           OR OTHER       UNTIL MATURATION
NAME                     RIGHTS(#)(1)        OR PAYOUT         THRESHOLD(2)     TARGET(3)       MAXIMUM(4)
----                     ------------        ---------         ------------     ---------       ----------
Alton                      1,372             1 year              1,372           1,372            2,058
                           2,000             2 years             1,400           2,000            3,000

Anderson                     400             2 years               200             400              600

Borchert                     689             1 year                689             689            1,033
                             700             2 years               500             700            1,050

Christensen                  542             1 year                542             542              813
                             300             2 years               100             300              450

Malmgren                     400             2 years               200             400              600

Rowley                       400             2 year                200             400              600

(1) Under the terms of the Programs, shares will only be issued if the Company and its subsidiaries achieve established goals of compound annual growth in pre-tax net income for the three year periods ending December 31, 1997 and 1998, respectively. It is not possible to predict future salaries, stock prices or the financial results of the Company and its subsidiaries, therefore, certain assumptions have been made to estimate the outcome of the Programs. These assumptions include: a 4% compound annual growth rate in salaries for the individuals in the Programs, all financial objectives being achieved, the Committee approving a payout for each participant and a potential market value of the Company's stock of $30.00 per share in both 1998 and 1999. The Company is making no representations as to market appreciation potential for the Company's stock in these calculations.

(2) No restricted shares will be issued unless the Company and its subsidiaries achieve the performance objectives. The number of shares in the "Threshold" column indicates the minimum number of shares to be awarded if the Company and subsidiary performance objectives have been achieved.

(3) The number of shares in the "Target" column are the same as the shares in the "Threshold" column for the 1995 Stock Program because there is a predetermined number of restricted shares that will be issued if the performance objectives are achieved. Beginning in 1996, there is a potential range of shares established for each participant under the Program. The range has a separate threshold and target number of shares that can be awarded once the pre-established performance objectives of the Company and subsidiaries have been achieved. The number of shares in the "Target" column are the high end of this range, without consideration of footnote (4) below. No shares under the Program will be issued if pre-established performance objectives are not achieved.

(4) The Programs allow the Committee the authority to reward outstanding individual performance by issuing restricted shares to an individual in an amount not to exceed 150% of the number of shares the individual would have received under the targeted level. The shares in the "Maximum" column assumes the Committee will issue 150% of the target number of shares to all participants.

                            COMPENSATION OF DIRECTORS

Directors received $350 for each Board and committee meeting they attended. In 1996, the Directors were paid an annual retainer of $10,000. These fees are waived if the individual is a paid employee of the Company. Directors have the option of receiving the retainer fee in cash or shares of Company stock.

                                  401(K) PLANS

Hickory Tech Corporation and all of its  subsidiaries (the "Companies") have a
Retirement Savings Plan ("401(k) Plan").     Participation in the 401(k) Plans
is open to each employee of the Companies who has completed three (3) months of continuous employment. Participation in the 401(k) Plans is optional. Employees may participate beginning with any pay period after completion of eligibility requirements. As of December 31, 1996, there were 356 employees eligible to participate in the 401(k) Plans. All but 31 eligible employees participated in the 401(k) Plans in 1996.

A participant may elect to defer, on a pre-tax basis, up to 15% of annual base compensation limited to $9,500 in 1996. The Companies will make an employer-matching contribution of up to 6% of the participant's pre-tax contribution.

In 1996, the Companies contributed $683,748 to the accounts of all eligible employees.

                                CHANGE OF CONTROL

The Company has change of control agreements with the following named executive officers: Robert D. Alton, Jr., Thomas R. Borchert, David A. Christensen, Bruce
H. Malmgren and David H. Rowley. These agreements provide that in the event there is a change in control of the Company, the officers shall receive pay for the following number of years, unless they are released for cause, are disabled
or die:   2.99 years for Robert D. Alton, Jr., and two (2) years for Thomas R.
Borchert, David A. Christensen, Bruce H. Malmgren and David H. Rowley. If the officers are released within three (3) years after change in control, for a reason other than cause, death or disability, they shall be paid their salary for the designated time periods. In the event of a change in control of the Company and the simultaneous release of the officers, the approximated maximum amount of salary that would be paid to Messrs. Alton, Borchert, Christensen, Malmgren and Rowley under their current agreements would be $1,215,000, $527,000, $382,000, $404,000 and $357,000, respectively.

                                  SEVERANCE PAY

The Company has an agreement with Robert D. Alton, Jr. that if he is discharged by the Company, he will receive severance pay equal to twelve (12) times his then current monthly base salary. The current maximum amount payable under this agreement would be $211,000. No payments will be made to Mr. Alton if he is discharged for fraud, misappropriation of funds, embezzlement, or the commission of a work related felony.

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year 1996, the Board of Directors held eleven (11) meetings. The Company has an Audit Committee consisting of Messrs. Else, Holdrege and Kearney. The Audit Committee reviews internal controls of the Company and its financial reporting, and meets with certified public accountants on these matters; four (4) meetings were held in 1996. The Company also has a Compensation Committee consisting of Messrs. Bosacker, Jacobson and Taylor. The Compensation Committee makes recommendations to the Board regarding compensation for top management of the Company; three (3) meetings were held in 1996. The Company also has a Corporate Development Committee consisting of Messrs. Else, Kearney and Kirklin. The Corporate Development Committee investigates potential expansion and new markets for the Company; three (3) meetings were held in 1996. Incumbent director nominees, Messrs. Bosacker and Taylor each attended 100% of their meetings held in 1996. Attendance at meetings of the Board of Directors and all committees as a whole averaged 95% in 1996.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors. In 1996, this Committee was composed of three outside directors, Messrs. Bosacker, Jacobson and Taylor. Mr. Bosacker is Chairperson of this Committee.

The Board of Directors has established the following ongoing principles and objectives for the Company's executive compensation program:

1. Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.
2. Link executives' total compensation to the Company's financial performance and individual job performance.
3. Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholders' value.

There are three elements to the compensation plan: annual base salary, cash bonuses (the "Executive Incentive Plan") and longer term incentives (the "Stock Award Plan").

Annual base salaries are somewhat influenced by the pay practices of comparable companies so that the Company remains reasonably competitive with what others are doing.

The Executive Incentive Plan has both an annual and a long-term component. The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial objectives based on a combination of revenue, pre-tax earnings and/or return on equity. The individual executive's performance is also factored into awards made under the Executive Incentive Plan. In addition to the payment of a cash bonus, an account is established for each executive equal to 50% of the cash bonus. The account is increased annually based on interest equal to the rate on a ten year Treasury Bond. One-fourth of this account is vested immediately and an additional one-fourth vests each of the succeeding three years.

The Stock Award Plan allows the Company to issue restricted shares, unrestricted shares, incentive stock options and non-qualified stock options to officers of the Company. The 1996 Stock Award Program that was adopted pursuant to the Stock Award Plan issued incentive stock options to six officers of the Company. The incentive stock options vest over a three year period and must be exercised within ten years of their issuance. The stock options reward the executives in the event they increase the fair market value of the shares of the Company. The 1996 Stock Award Program also established a range of restricted shares that may be issued to each officer under the Program contingent upon the achievement of performance objectives over a three year period. The objectives are based on increases in the earnings of the Company and its subsidiaries.

The Committee applied the above-described principles and objectives in determining the compensation for the Chief Executive of the Company, Mr. Alton. In setting the 1996 salary, the Committee reviewed Mr. Alton's total compensation program to make sure that it was closely related to the performance of the Company in 1995. In establishing salary for 1996, the Committee specifically considered the satisfactory results of the Company in 1995 as compared to targeted goals in the areas of annual revenue, pre-tax profitability, return on equity and rate of growth. The Committee also reviewed the compensation of the CEO to determine that the compensation was competitive for similar positions in comparable companies and was equitable for the Company and its shareholders.

                              COMPENSATION COMMITTEE

                                Lyle T. Bosacker
                                Lyle G. Jacobson
                                Brett M. Taylor, Jr.

                          FIVE YEAR SHAREHOLDER RETURN
                            PERFORMANCE PRESENTATION

The line graph presentation compares cumulative, five-year shareholder returns on an indexed basis. The graph shows the value at each year of $100 invested in the Company's stock or the index at December 31, 1991 and assumes the reinvestment of all dividends. The Board of Directors has approved a peer group of four (4) independent telecommunications companies which have been used for purposes of this performance comparison. These companies were selected because they have a similar proportion of core business in regulated telephone operations, a similar pattern of internal diversification and moderate external acquisition activity. The companies selected to be in the peer group are identified below. The following graph compares the cumulative five year performance of the Company's common stock to the S&P Composite and to an index of peer companies.


                          TOTAL RETURN TO SHAREHOLDERS
                         DECEMBER 1991 TO DECEMBER 1996



(Following are the tables in the proxy which describe the points of the graph.)


                    ANNUAL RETURNS (BASED ON DIVIDENDS REINVESTED MONTHLY)
--------------------------------------------------------------------------------------------------
                                  RETURN         RETURN         RETURN        RETURN        RETURN
                                   1992           1993           1994          1995          1996
                                   ----           ----           ----          ----          ----
Hickory Tech                        7.75           7.51          -1.17          1.45         -8.93
S&P 500 Comp-Ltd                    7.62          10.08           1.32         37.58         22.96
Peer Group Index Average           10.85          16.81          -3.74         51.43          6.81

        Indexed Returns (12/31/91 = 100)

                                   VALUE AT DECEMBER 31
--------------------------------------------------------------------------------------------------
                                    1991       1992       1993       1994        1995       1996
                                    ----       ----       ----       ----        ----       ----

Hickory Tech                         100      107.75     115.84     114.49      116.15     105.78
S&P 500 Comp-Ltd                     100      107.62     118.46     120.03      165.13     203.05
Peer Group Index Average             100      110.85     129.49     124.65      188.76     201.61




     Companies in selected Peer Group are:

            Aliant Communications, Inc. (Name Change from Lincoln
            Telecommunications Company)
            Cincinnati Bell, Inc.
            Frontier Corporation.
            Southern New England Telecommunications Corporation

                              SELECTION OF AUDITORS

Subject to the approval of the shareholders, the Board of Directors has re-employed Olsen Thielen & Co., Ltd., 223 Little Canada Road, St. Paul, Minnesota 55117, as the Company's auditors for 1997. The auditors report directly to the Board of Directors. No representative of Olsen Thielen & Co., Ltd. is expected to be present at the Annual Meeting on April 14, 1997.

                       METHOD AND EXPENSES OF SOLICITATION

The entire cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers or regular employees of the Company may solicit proxies by personal interview, mail, telephone and telegraph and may request brokers and other custodians, nominees and fiduciaries to forward soliciting material to their beneficial owners at the expense of the Company.

                            PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by the Company not later than December 15, 1997, for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April, 1998.

                            AVAILABILITY OF FORM 10-K

Shareholders of record on March 7, 1997, may obtain a copy of the Company's Form 10-K for the 1996 fiscal year, free of charge, by a written request to the Company's executive offices directed to:

               David A. Christensen, Secretary
               Hickory Tech Corporation
               221 East Hickory Street, P.O. Box 3248
               Mankato, Minnesota 56002-3248

                                  OTHER MATTERS

The Management does not know of other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matter.

IN THE INTEREST OF ECONOMY, YOU ARE REQUESTED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. ALL SHAREHOLDERS SHOULD SIGN THE PROXY. (NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE.)

                                                  BY THE ORDER OF
                                                  THE BOARD OF DIRECTORS
                                                  HICKORY TECH CORPORATION


                                                  /s/  Robert D. Alton, Jr.

                                                  Robert D. Alton, Jr.
                                                  Chairman

                                                   PROXY/VOTING INSTRUCTION CARD

                            HICKORY TECH CORPORATION
                             221 EAST HICKORY STREET
                                  P.O. BOX 3248
                             MANKATO, MN 56002-3248


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 14, 1997

     Messrs. Robert D. Alton, Jr. and Starr J. Kirklin are hereby appointed Proxies to represent and to vote on the reverse side hereof, all shares of common stock of Hickory Tech Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting of Shareholders on April 14, 1997, and at any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY MUST BE SIGNED AND RETURNED IN ORDER FOR YOUR SHARES TO BE VOTED.


                 PLEASE VOTE, SIGN AND DATE ON THE REVERSE SIDE

                                    THANK YOU

The Board of Directors recommends a vote FOR the following proposal:

ITEM 1.  Election of Directors.

         / /     FOR all nominees listed below

         / /     AGAINST all nominees listed below

           The nominees are: Lyle T. Bosacker and Brett M. Taylor, Jr.

 (Instructions: To withhold authority to vote for any individual nominee, write such name in the space provided below.)

________________________________________________________________________________


ITEM 2. Approve the Appointment of Olsen Thielen & Co., Ltd. as Independent Auditors of the Company for 1997.

         / /   FOR             / /   AGAINST           / /   ABSTAIN


Dated ______________________, 1997



                                   _________________________________
                                        Signature of Shareholder

                                   All persons named on the stock certificates should sign exactly as their names appear thereon. The label shows the names according to the Company records.


                  PLEASE SIGN AND RETURN PROMPTLY.  THANK YOU.